EXHIBIT 10.7


    LOMAS                                          LOMAS INFORMATION SYSTEMS
                                                          A member of the
                                                      Lomas Financial Group


                                                        1750 Viceroy Drive
                                                       Dallas, Texas  75235
                                                     Telephone (214) 879-5711



   August 1, 1993


   Mr. Thomas J. Clooney
   Executive Vice President
   Lomas Information Systems, Inc.
   1750 Viceroy
   Dallas, Texas 75235

   Dear Joe:

   We are pleased to advise you that the Compensation Committee of the Board of Directors of Lomas Financial Corporation has approved a new employee protection plan (the "Plan") for a limited number of key officers and employees of Lomas Information Systems.
   You are a designated participant under the Plan. As applied to you, the Plan provides that, should you be involuntarily terminated during the three years ending July 31, 1996 (for any reason other than (i) for cause, or (ii) by reason of your being transferred to a comparable position with another entity within the Lomas Financial Group or with any affiliate, assignee, or successor of the Lomas Financial Group or any member thereof), you will be awarded, at termination, and in addition to all otherwise accrued and vested benefits, a severance payment equal to 200 percent of your then current annual salary.

   Your participation in the Program is (i) in recognition of your value to the Company in the past and in anticipation of the contributions you will make in the future, and (ii) governed entirely by the terms of this letter.

   Sincerely,

   /s/ JESS HAY
   Jess Hay
   Chairman and Chief Executive Officer

   JH/lr